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                                                                 EXHIBIT 11

                                  WATSCO, INC.
                        COMPUTATION OF EARNINGS PER SHARE
               QUARTER AND SIX MONTHS ENDED JUNE 30, 1997 AND 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                  QUARTER ENDED           SIX MONTHS ENDED
                                                                      JUNE 30,                  JUNE 30,
                                                                1997         1996         1997        1996
                                                                ----         ----         ----        ----
Net income                                                      $6,363      $4,256      $8,645      $5,562

Less subsidiary preferred stock dividend                           (32)        (32)        (64)        (64)
                                                              --------    --------    --------    --------
Income applicable to common stock
     for primary earnings per share                              6,331       4,224       8,581       5,498

Add interest expense, net of income tax effects,
     attributable to convertible debentures                          -          24           -          48
                                                              --------    --------    --------    --------
Income applicable to common stock for
     fully diluted earnings per share                           $6,331      $4,248      $8,581      $5,546
                                                              ========    ========    ========    ========

Weighted average common shares outstanding                      17,217      13,509      16,256      11,939

Additional shares assuming
     exercise of stock options and warrants                      1,023         911       1,066         830
                                                              --------    --------    --------    --------
     Shares used for primary earnings per share                 18,240      14,420      17,322      12,769

Additional shares assuming:
     Exercise of stock options and warrants                          -          36           -         117

     Conversion of 10% Convertible
         Subordinated Debentures due 1996                            -         335           -         335
                                                              --------    --------    --------    --------
     Shares used for fully diluted earnings per share           18,240      14,791      17,322      13,221
                                                              ========    ========    ========    ========

Earnings per share:

     Primary                                                      $.35        $.29        $.50        $.43
                                                                  ====        ====        ====        ====

     Fully diluted                                                $.35        $.29        $.50        $.42
                                                                  ====        ====        ====        ====


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